Vanguard Admiral Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee
John J. Brennan         14,560,683,635         566,077,527                 96.3%
Charles D. Ellis        14,477,279,932         649,481,230                 95.7%
Emerson U. Fullwood     14,505,482,056         621,279,106                 95.9%
Rajiv L. Gupta          14,521,318,192         605,442,970                 96.0%
Amy Gutmann             14,479,677,010         647,084,151                 95.7%
JoAnn Heffernan Heisen  14,478,329,292         648,431,869                 95.7%
F. William McNabb III   14,561,370,833         565,390,329                 96.3%
Andre F. Perold         14,532,160,580         594,600,582                 96.1%
Alfred M. Rankin, Jr.   14,529,823,546         596,937,616                 96.1%
Peter F. Volanakis      14,572,323,224         554,437,938                 96.3%

*  Results are for all funds within the same trust.



Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                        For        Abstain         Against    Broker  Percentage
                                                           Non-Votes         For

Vanguard Admiral Fund

2a           12,618,790,355     379,489,540  1,714,928,588    413,552,679  83.4%
2b           12,779,718,784     414,231,208  1,519,258,491    413,552,679  84.5%
2c           12,602,411,177     397,276,483  1,713,520,823    413,552,679  83.3%
2d           12,645,576,735     404,386,229  1,663,245,517    413,552,681  83.6%
2e           12,604,651,422     392,588,909  1,715,968,151    413,552,679  83.3%
2f           12,829,089,054     435,235,700  1,448,883,727    413,552,681  84.8%
2g           13,060,171,203     516,362,206  1,136,675,073    413,552,680  86.3%